EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Donald J. Radkoski (614) 492-4901
Feb. 15, 2007	or Tammy Roberts Myers (614) 492-4954
Bob Evans Farms Announces Third Quarter Financial Results
COLUMBUS, Ohio, Feb. 15, 2007 — Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced financial results for the fiscal third quarter and nine months ended Jan. 26, 2007.
Net sales for the third quarter were $419.9 million, a 5.1 percent increase from $399.5 million in last year’s third quarter. Net income was $18.7 million, or $0.51 per diluted share, a 31 percent increase over the $14.0 million, or $0.39 per diluted share, reported a year ago. The third quarter results this year and last year included special items. This year’s pre-tax results included $890,000 in gains on the sale of restaurant assets, and last year, third quarter results included a net pre-tax gain of $1.1 million comprised of a gain of $1.77 million on the sale of restaurant assets, partially offset by a $628,000 charge related to the closing of the company’s eight remaining Owens Restaurants. Excluding the special items in both years, earnings per share were $0.49 for the third quarter this year versus $0.37 a year ago, a 32 percent increase.
For the first nine months of fiscal 2007, net sales were $1.2 billion, a 4.1 percent increase from the comparable nine-month period last year. Net income for the nine-month period was $45.3 million, or $1.24 per diluted share, compared with $34.3 million, or $0.96 per diluted share in fiscal 2006, a 29 percent increase. Excluding special items, earnings per share for the first nine months this year were $1.16 compared to $0.87 a year ago, a 33 percent increase.

	Fiscal ‘07	Fiscal ‘06	Increase	Fiscal ‘07	Fiscal ‘06	Increase
	Q3*	Q3		to date*	to date
Earnings per share (reported)	$0.51	$0.39		$1.24	$0.96
Special items	$0.02	$0.02		$0.08	$0.09
Earnings per share excluding special items	$0.49	$0.37	32%	$1.16	$0.87	33%

*	Earnings per share this year were also negatively impacted by stock option and performance-incentive expenses of approximately $0.02 per share in the third quarter and $0.09 for the first nine months.
At Bob Evans Restaurants, same-store sales for the quarter increased 2.1 percent from a year ago, with average menu prices up 1.8 percent. At Mimi’s Café, same-store sales for the quarter rose 2.6 percent, with average menu prices up 3.6 percent. The restaurant segment’s total sales for the quarter increased 5.5 percent, and operating income grew 23 percent (26 percent excluding special items) from a year ago.
Chairman of the Board and Chief Executive Officer Steve Davis said, “We were pleased with the restaurant segment’s performance in the third fiscal quarter. Bob Evans Restaurants’ same-store sales were up every month in the quarter, growing 0.6 percent, 3.3 percent and 2.4 percent, in November, December and January, respectively, for an average of 2.1 percent for the quarter. Our Knife & Fork Sandwiches continued to perform well, and we also had strong consumer acceptance of our homestyle pasta dishes — Italian Sausage & Pepper Pasta and Chicken Parmesan. Additionally, our new Stacked and Stuffed

hotcakes, introduced Jan. 11, have also gotten off to a strong start in our few markets where winter weather is not a factor.”
Davis continued, “The Bob Evans brand continues to demonstrate broad consumer appeal, and we intend to leverage it further in the future to support our company’s growth objectives. With a strong pipeline of innovative new menu items, more targeted and compelling marketing and a strong emphasis on improving execution, cost and efficiencies at the operations level, we continue to be optimistic about prospects for continued top and bottom-line growth in the coming year.”
“Mimi’s Café also reported solid same-store sales growth of 2.6 percent in the quarter. We are continuing to support expansion of this casual dining concept, which continues to generate favorable unit sales and strong returns on investment, making it an attractive long-term growth vehicle for the company,” said Davis.
As previously announced, the company slowed the expansion pace of new Bob Evans Restaurants, with three new stores opening in the third quarter and two planned in the fourth quarter bringing the total to 10 for the full fiscal year. We opened three new Mimi’s Cafés in the third quarter and plan to open an additional six to seven restaurants in the fourth quarter, or 12 to 13 for the full fiscal year.
In the food products segment, net sales for the quarter rose 3.4 percent and pounds sold from comparable products (principally sausage and refrigerated potatoes) increased 4.2 percent. Overall, the segment’s operating income grew 30.3 percent in the quarter from a year ago. The company continued to expand its geographic distribution through new retailer acceptance. Food products results benefited from lower hog costs, which averaged $39.00 per hundredweight in the third quarter, versus $43.00 per hundredweight a year ago. To support future growth, construction will begin on our distribution center expansion in March, with the project expected to be completed in October.
Davis said, “We remain pleased with the strong sales momentum in the quarter in the food products segment and continue to focus on enhancing its bottom-line performance. For the company as a whole, we remain optimistic about continued momentum in the fourth quarter. As investors look to our fourth quarter, there are several things to keep in mind:
•	Due to $3.4 million of net income from special items included in last year’s fourth quarter, comparisons will be challenging.

•	While our Florida and other outlying restaurants are off to a solid start in February, it is more important to remember that more than 60 percent of Bob Evans Restaurants operate in the snowbelt.

•	About 10 percent of Mimi’s Cafés are located in states traditionally affected by snow, including seven units in Colorado.

•	Although we do not typically give guidance, we think it is important to note that we expect earnings per share for the full year, excluding special items, to be between $1.47 and $1.53 versus $1.34 last year, or more than a 10 percent increase. Current year earnings per share projections include approximately $0.11 of stock option and performance-incentive expenses that were not present last year. Excluding that, the year-over-year projected increase in earnings per share could be more than 18 percent.”
On Feb. 14, 2007, the Bob Evans Farms, Inc. board of directors declared a quarterly cash dividend of 14 cents ($0.14) per share on the company’s outstanding common stock. The dividend is payable March 1, 2007, to stockholders of record at the close of business on Feb. 23, 2007.
A reconciliation to GAAP measures of certain non-GAAP measures contained in this release is set forth below. The company is also making available in conjunction with this news release additional quarterly financial information as of and for the quarterly period ended Jan. 26, 2007. This additional quarterly information is furnished on the company’s Web site at www.bobevans.com; click on “Investors” and then “Company IR Profile.”
Company executives will discuss the earnings results during a conference call Feb. 16, 2007, at 10 a.m. ET. To listen, call (800) 418-7236 (conference ID number 8414347) or log-in to the webcast at www.bobevans.com and then click on “investors.” The call will be available for replay through Feb. 20, 2007, beginning one hour after the call on Feb. 16, 2007, by calling toll free (877) 519-4471, pin code 8414347. The webcast version will also be archived on the company’s Web site.
Bob Evans Farms, Inc. owns and operates 590 full-service, family restaurants in 18 states primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 108 Mimi’s Cafe casual restaurants located in 19 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.
Consolidated Financial Results (unaudited)
(Thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Jan. 26,	Jan. 27,	Jan. 26,	Jan. 27,
	2007	2006	2007	2006
Net Sales
Restaurant Segment	$347,108	$329,066	$1,036,936	$1,002,352
Food Products Segment	72,833	70,412	199,110	185,129

Total	$419,941	$399,478	$1,236,046	$1,187,481

Operating Income
Restaurant Segment	$22,780	$18,511	$61,865	$49,008
Food Products Segment	6,646	5,101	11,892	11,193

Total	$29,426	$23,612	$73,757	$60,201

Net Interest Expense	$2,114	$2,771	$6,952	$8,808

Income Before Income Taxes	$27,312	$20,841	$66,805	$51,393

Provisions for Income Taxes	$8,609	$6,867	$21,522	$17,103

Net Income	$18,703	$13,974	$45,283	$34,290

Earnings Per Share
Basic	$0.52	$0.39	$1.25	$0.96
Diluted	$0.51	$0.39	$1.24	$0.96

Average Shares Outstanding
Basic	36,306	35,825	36,311	35,604
Diluted	36,709	35,985	36,630	35,805

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

	Three Months Ended		Nine Months Ended
	Jan. 26,	Jan. 27,	Jan. 26,	Jan. 27,
	2007	2006	2007	2006
Operating income, GAAP	$29,426	$23,612	$73,757	$60,201
Special items	890	1,144	4,222	4,879

Operating income, non-GAAP	$28,536	$22,468	$69,535	$55,322

Net income, GAAP	$18,703	$13,974	$45,283	$34,290
Special items	610	768	2,848	3,285

Net income, non-GAAP	$18,093	$13,206	$42,435	$31,005

Basic earnings per share, GAAP	$0.52	$0.39	$1.25	$0.96
Basic earnings per share, non-GAAP	$0.50	$0.37	$1.17	$0.87

Diluted earnings per share, GAAP	$0.51	$0.39	$1.24	$0.96
Diluted earnings per share, non-GAAP	$0.49	$0.37	$1.16	$0.87
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	the failure to achieve and maintain positive same-store sales;

•	a decline in general economic conditions;

•	competition in the restaurant and food products industries;

•	the company’s ability to expand its restaurant base;

•	consumer acceptance of changes in menu, food products, prices, atmosphere and service procedures;

•	the company’s ability to hire and retain a sufficient number of qualified employees;

•	market concentration;

•	adverse weather conditions;

•	government regulation;

•	allegations related to food-related illnesses and health concerns regarding certain food products;

•	margin sensitivity;

•	consumer acceptance of the company’s restaurant concepts and food products in new markets;

•	fluctuations in quarterly operating results;

•	the adequacy of insurance loss estimates and reserves; and

•	protection of our trademarks and other intellectual property rights.
These risks are discussed more fully under the heading “Risk Factors” in Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2006. It is impossible to predict or identify all such risk factors. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in the company’s filings with the Securities and Exchange Commission should also be consulted. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.